Exhibit 10.3

AGREEMENT

Made and signed on June 1, 2015, on the second day of June 2015

Between

Neogames Systems Ltd.

Company no. 51-509369-8

10 Habarzel Street, Tel Aviv

(hereinafter: the “Company”)

On the first part

And Between

Lotym Holdings Ltd.

Company no. 515229482

Farm 25, Adanim

(hereinafter: the “Contractor”)

On the second part

WHEREAS	The Contractor is a company controlled and fully owned by Mr. Barak Matalon, who is one of the founders of the Company (the “Service Provider”); and

WHEREAS	From June 1, 2015 (“Date of Commencement of Services”) the Contractor has provided consulting services (the “Services”) to the Company and/or any party on its behalf through the Service Provider; and

WHEREAS	The services are provided to the Company by the Contractor as an independent contractor under the terms of this Agreement, without an employment relationship between the Contractor and/or the Service Provider on the first part and the Company on the second part; and

WHEREAS	The engagement with the Contractor is being made in reliance upon its representations whereby it is acting solely as an independent contractor, and that no demand and/or claim contrary to such agreements shall be filed by the Contractor and/or the Service Provider and/or any person on their behalf; and

WHEREAS	The parties wish to define the terms under which the Company shall order, and the Contractor shall supply the Services to the Company.

Therefore it has been agreed between the parties as follows:

1.	Introduction

1.1.	The recitals and appendices of this Agreement constitute an integral part hereof.

1.2.	Section headers in the Agreement are meant solely for convenience of reference and shall not be used for purpose of interpreting the Agreement.

2.	The Services, the Contractor’s Representations and Warranties

2.1.	The scope of the Services and the Contractor’s areas of responsibility in provision of the Services shall be as agreed between the Contractor and the Company from time to time. It is clarified that the Services may be provided on behalf of the Company to its affiliated companies and/or subsidiaries and the Contractor shall not be entitled to separate consideration for such Services.

2.2.	The Services shall be provided at the Company’s offices or at any other place agreed to between the parties.

2.3.	The Contractor undertakes that the Services shall be provided personally and exclusively by the Service Provider. The Contractor undertakes that for purpose of providing the Services it shall not appoint or engage any other person or legal entity except for the Service Provider.

2.4.	The Contractor undertakes to provide the Company any information that may be beneficial for the Company, which has come to its knowledge or to the knowledge of any party on its behalf, including the Service Provider, during the term of this Agreement or as result of providing the Services, and not use such information except for the benefit of the Company and in the framework of providing the Services to the Company.

2.5.	The Contractor represents that it or anyone on its behalf, including the Service Provider, are in compliance with the provisions of applicable law and are not violating any right of any third party, including intellectual property rights, and that insofar as the consent or approval of any third party is required for providing the Services or any part thereof to the Company, it shall be the Contractor’s responsibility and at its expense to make sure that it shall have such consent or approval for the entire period that it is providing the Services to the Company.

2.6.	The Contractor undertakes that should there be, at any time throughout the term of this Agreement, preclusion for the provision of the Services by it and/or by the Service Provider, according the provisions of this Agreement at the required level and quality, it shall immediately inform the Company of such, which may terminate this Agreement with immediate notice and without prior warning.

2.7.	The Contractor represents and undertakes that there is no legal, business, contractual, or other restriction that prevents it and/or the Service Provider, or that may prevent it and/or the Service Provider, from fully and completely performing the obligations under this Agreement.

2.8.	The Contractor shall inform the Company, immediately and without delay, of any matter with respect to which it or the Service Provider have a personal interest or conflict of interests with the Company, or about any matter that may place either of them in such a position.

2.9.	The Contractor declares that it and the Service Provider shall not receive, whether by themselves or by anyone on their behalf, a financial or any other kind of benefit, from any person or entity with whom they were in contact by virtue of providing the Services to the Company.

2.10.	The Contractor and Service Provider may engage, for consideration or for no consideration, during the term of this Agreement, in any work or employment and they may fulfill any other role (“Additional Engagement”), provided that any Additional Engagement shall not violate or derogate from any of the obligations of the Contractor and/or Service Provider under this Agreement, including their obligations in Sections 2 and 5, in Appendix A and in Appendix B.

2.11.	The Contractor undertakes to maintain the good name of the Company, any entity affiliated or integrated therewith, and any of their representatives or anyone acting on their behalf, and not to perform any act or omission that may damage it during the engagement term and thereafter.

2.12.	The Contractor agrees that the information included in this Agreement as well as any other information collected about it by the Company, shall be kept and managed by the Company and/or anyone on its behalf, inter alia on databases pursuant to law, and that the Company may transfer such information to any third party, in or outside Israel. The Company undertakes to use such information and exercise its right to transfer such information only for legitimate business purposes, including for purposes of personnel management and for examining expected transactions, to the extent necessary and while ensuring the Contractor’s privacy. The Contractor undertakes to obtain equivalent consent on behalf of the Service Provider.

3.	Consideration

3.1.	Starting from the execution date of this Agreement and in consideration for fulfilling all its obligations under this Agreement on time, the Contractor shall be entitled to receive from the Company a monthly consideration of ILS 45,000 gross (excluding VAT). The Company shall withhold from this consideration any tax and/or mandatory payment pursuant to applicable law.

3.2.	The consideration amount includes any amount that applies to the Company for and/or as a result of its engagement under this Agreement. The Contractor shall not be entitled to any additional remuneration over the aforementioned consideration amount, including for reimbursement of expenses, unless explicitly stated otherwise.

3.3.	No later than on the 5th day of every current calendar month, the Contractor shall submit to the Company a duly prepared tax invoice. Following the invoice’s approval by the Company, the Company shall pay the Contractor the consideration plus VAT, less any amount required by law, within 30 days from the end of the calendar month when the invoice was submitted and approved by the Company.

3.4.	Without derogating from the foregoing, the Contractor shall be responsible for paying all taxes and any other mandatory payments, which shall apply in relation to the provision of the Services and the fulfillment of its obligations in the framework of this Agreement. The Contractor represents that it is keeping books of accounts pursuant to law and that it is duly registered with the income tax authorities, value added tax authorities and the National Insurance Institute.

4.	No Employment Relationship

4.1.	The Contractor represents that throughout the term of this Agreement it is and shall be the exclusive employer of the Service Provider. The Contractor undertakes to solely and exclusively bear towards the Service Provider any duties imposed on an employer towards its employees.

4.2.	This Agreement is an agreement between a customer and an independent service contractor. The Contractor represents that it is an independent contractor and that between the Company on the one hand and itself and/or the Service Provider on the other hand, there is no employment relationship, authorization relationship, agency relationship, or partnership relationship, for all intents and purposes.

4.3.	The Contractor undertakes to indemnify the Company and to pay it, within seven days from the day it first required such, at any time and in an unlimited amount, any sum of money, payment, or cost that it shall incur (including legal costs and attorney’s fee) that are related to any demand or claim filed or instituted in any matter related to the provision of the Services, including with respect to the question of whether an employment relationship exists between the Contractor or Service Provider on the one hand, and the Company on the other hand, or with respect to any obligation, tax, or liability arising from such relationship, from any source.

5.	Confidentiality, Intellectual Property, Non-Compete and Non-Solicitation

The Contractor undertakes that upon executing this Agreement, it shall execute a letter of undertaking for confidentiality, non-compete, non-solicitation and intellectual property, a copy of which is attached as Appendix A to this Agreement.

Prior to commencing the provision of the Services, the Contractor undertakes to ensure that the Service Provider executes a letter of undertaking for maintaining confidentiality, non-compete, non-solicitation and intellectual property, a copy of which is attached as Appendix B to this Agreement, and it shall transfer a copy thereof to the Company.

It is agreed that the provisions of this Section 5 and the provisions of Appendix A and Appendix B shall continue to be valid even after the expiration of this Agreement for any reason.

The Contractor confirms that it fulfilled all its obligations as set forth above, from the commencement date of the Services until the execution date of this Agreement.

6.	Term of the Agreement

6.1.	This Agreement shall be applicable from the commencement date of the Services until the termination of this Agreement by one of the parties by prior written notice of at least 180 days, without the requirement to justify such and without the other party having any right to compensation as a result of such termination of the Agreement.

6.2.	In addition to the statements of Section 6.1 above, and without derogating from any relief and/or right available to it under any law, the Company may terminate this Agreement with immediate effect and without prior notice and/or paying consideration therefore, upon the occurrence of one or more of the following events:

(1)	The Contractor or Service Provider are in breach of trust towards the Company or materially breached provisions of this Agreement. Breach of the following provisions, but not only, shall be recognized as material breach: The provisions of Sections 2, 4, 5, and the provisions of Appendix A and Appendix B.

(2)	An official receiver, liquidator, trustee, or similar functionary was appointed for the Contractor or Service Provider, whether temporarily or permanently; or

(3)	The Service Provider shall cease to be employed by the Contractor, for any reason.

6.3.	At the end of the engagement under this Agreement, for any reason, the Contractor undertakes to immediately hand over to the Company all the equipment and property belonging to the Company, which are in its possession or in the possession of the Service Provider or anyone on his behalf, as well as any information, material, or documents, which are in its possession or in the possession of the Service Provider or anyone on his behalf, or which came to its possession or were prepared by it in connection with the provisions of the Services to the Company under this Agreement.

7.	Liability

7.1.	The Contractor shall be liable for any damage, cost, loss, payment, out-of-pocket expense, harm, injury, disability, death, and any other damage or loss that shall be sustained by the Contractor, or by the Service Provider, or by the Company or its employees or by any third party, or by the body or property of any of them, if any, due to an act or omission of the Contractor or Service Provider or anyone on the Contractor’s behalf, or in the course of or as a result of performing or failing to perform the Contractor’s obligations under this Agreement.

8.	Miscellaneous

8.1.	The provisions of Israeli law shall exclusively apply to this Agreement. Exclusive jurisdiction for any matter pertaining to this Agreement or arising therefrom shall be vested in the competent courts in Tel Aviv-Yafo, and no other court.

8.2.	Without derogating from any relief available to the Company under applicable law and/or agreement, the Company may offset and/or withhold any amount owned by the Contractor under this Agreement and/or under any law, from any amount the Company owes the Contractor, from any source.

8.3.	The Contractor and/or Service Provider may not assign and/or transfer to any third party all or part of their rights and/or obligations under this Agreement, except with the Company’s prior written consent. It is also clarified that the Contractor shall not employ and not engage with any subcontractor for performing all or part of the Agreement, without the Company’s prior and written consent. If the Company as foregoing provided its consent in writing, such consent shall not exempt the Contractor from its responsibility and obligations under this Agreement, and the Contractor shall bear full responsibility for any act or omission of the above.

8.4.	Without derogating from the foregoing, the Contractor declares that it is aware of the fact that the Company shall rely on the declarations and representations included in this Agreement, including but not only with respect to there not being an employment relationship between the parties, the conduct of its business, and granting due disclosure to third parties with respect to the condition of its business and liabilities. Similarly, the Contractor represents that it is aware that third parties may rely on the declarations and representations included in this Agreement.

8.5.	Any changes to this Agreement shall be in writing and with the Company’s seal. The parties’ addresses are as set forth at the beginning of this Agreement. This Agreement reflects the full agreement between the parties, and any arrangements, representations, letters, or understandings that existed prior to the execution of this Agreement, insofar as they received no explicit mention in this Agreement, shall be invalid.

8.6.	No conduct by any of the parties shall be considered as waiving any of its rights under this Agreement, and/or as a waiver or consent on its part to any violation or non-fulfillment of any of the contract’s terms, or as a change, termination, or addendum to any term, unless if made explicitly and in writing.

8.7.	Any notice by one party to the other under this Agreement shall be sent to the address in the header of this Agreement. It is agreed by the parties that any notice that shall be sent from one party to the other by registered mail shall be deemed to have been received by the other party 72 hours from delivery, and if the notice was sent by facsimile or email – it shall be deemed to have reached its destination 24 hours after delivery, and if delivered by hand – upon delivery.

In witness whereof, the parties have signed

Neogames Systems Ltd. 515093698	Lotym Holdings Ltd.
Company	Contractor